Exhibit 99.1

INTERNATIONAL PLACE 6400 POPLAR AVENUE MEMPHIS, TN 38197

Stronger Revenue, Margins Boost International Paper’s

Preliminary Second Quarter 2006 Earnings

News Release

•	Earnings per share from continuing operations and before special items were $0.41 (including $0.06 from the Coated Papers business), versus $0.20 in the first quarter and $0.31 in the 2005 second quarter.

•	Second-quarter 2006 net earnings were $0.24 per share, compared with a loss of $2.54 per share (reflects a $2.57 per share charge related to Coated Papers) in the first quarter and earnings of $0.16 per share in the second quarter of 2005.

•	Quarterly net sales were up 7 percent from a year ago, at $6.3 billion, versus $5.9 billion in the 2005 second quarter and $6.1 billion in the first quarter 2006.

MEMPHIS, Tenn.—Aug. 1, 2006—International Paper (NYSE: IP) today reported preliminary second-quarter 2006 net earnings of $115 million ($0.24 per share) compared with a first-quarter net loss of $1.24 billion ($2.54 per share) and net earnings of $77 million ($0.16 per share) in the second quarter of 2005. Amounts in all periods include special items, including a $2.57 per share charge in the first quarter of 2006 to write down the assets of the Coated and Supercalendered Papers business to their estimated fair value.

Diluted Earnings Per Share Summary

	Second Quarter 2006	First Quarter 2006	Second Quarter 2005
Net Earnings (Loss)	$0.24	$(2.54)	$0.16
Less - Discontinued Operations:
(Earnings) Loss from Operations	(0.02)	(0.01)	0.03
(Earnings) Loss on Write-Down of Assets	0.02	0.13	—

	—	0.12	0.03

Earnings (Loss) from Continuing Operations	0.24	(2.42)	0.19
Add Back – Net Special Items Expense	0.17	2.62	0.12

Earnings from Continuing Operations and Before Special Items	$0.41	$0.20	$0.31

Coated Papers results (incl. above)	$0.06	$0.01	$0.03

Earnings from continuing operations and before special items in the second quarter of 2006 were $200 million ($0.41 per share), compared with $95 million ($0.20 per share) in the previous quarter and $152 million ($0.31 per share) in the second quarter of 2005, including $31 million ($0.06 per share), $6 million ($0.01 per share) and $15 million ($0.03 per share) for the 2006 second quarter, 2006 first quarter and 2005 second quarter, respectively, from the Coated and Supercalendered Papers business, the sale of which is expected to close today.

Quarterly net sales of $6.3 billion were the company’s highest second-quarter sales since 2000. Sales in the first quarter were $6.1 billion and second-quarter 2005 sales were $5.9 billion.

Operating profits of $631 million for the 2006 second quarter showed marked improvement from first quarter’s operating profits of $464 million because of higher average price realizations, manufacturing cost and sales mix improvements.

“International Paper had a solid second quarter, driven by increasing price realizations, good volume and excellent operations in our key platform businesses,” said IP Chairman and Chief Executive Officer John Faraci. “We had record results for the quarter in printing papers and distribution, and total sales were up 7 percent from a year ago.”

Further commenting on the third quarter of 2006 compared with the second quarter, Faraci said, “We expect higher earnings in the third quarter as we continue to realize previously announced price increases in North America. Our volumes remain solid, and costs are likely to continue at their current high levels, with some puts and takes.”

COATED PAPERS

In the 2006 first quarter, the company had reported its Coated and Supercalendered Papers business as a discontinued operation, in anticipation of selling it. In the second quarter, the company signed a definitive agreement to sell this business for approximately $1.4 billion, subject to certain post-closing adjustments, and agreed to acquire a 10-percent limited partnership interest in CMP Investments L.P., the parent company that will own it. Because of the required accounting treatment for this continuing interest, results for this business and write-downs to its estimated fair value are now included in continuing operations for all periods presented.

DISCONTINUED OPERATIONS

Discontinued operations includes the operating results of the company’s Kraft Papers business. In the 2006 first quarter, a pre-tax charge of $101 million ($0.13 per share) had been recorded to write down the carrying value of the assets of this business to their estimated fair value. During the 2006 second quarter, International Paper signed a definitive agreement to sell this business to Stone Arcade Acquisition Corp. and recorded an additional pre-tax charge of $16 million ($0.02 per share) based on the terms of this agreement.

SEGMENT INFORMATION

Second-quarter 2006 segment operating profits and business trends compared with the first quarter of 2006 are as follows:

Second-quarter operating profits for Printing Papers were $254 million ($205 million, excluding coated papers), markedly better than first-quarter operating profits of $128 million ($120 million, excluding coated papers). The segment’s results were bolstered by much stronger sales and earnings in the U.S. uncoated freesheet business, driven by increasing average prices, better input costs, strong mill operations and good sales mix. Higher price realizations and sales mix improvements also boosted results in pulp, coated papers and European papers. Coated papers operating results for the second quarter included a $31 million reduction ($19 million after taxes, or $0.04 per share) in depreciation expense to reflect its treatment as a business held for sale.

Industrial Packaging had its best quarter since 2004, with second-quarter operating profits of $100 million, compared with first-quarter operating profits of $38 million. Improvements were largely due to higher average price realizations, modest volume and mix improvements, good cost control, and lower input costs.

Consumer Packaging operating profits were $41 million in the second quarter, up from $35 million in the first quarter, due to slightly stronger volumes and price realizations. Results were negatively impacted by an $8 million charge related to the write-off of obsolete equipment.

The company’s distribution business, primarily xpedx, reported record operating profits of $36 million for the quarter compared with operating profits in the prior quarter of $27 million. Improved margins and good cost control drove xpedx to its best-ever quarterly earnings and highest sales in more than five years.

Second-quarter Forest Products operating profits declined to $184 million from first-quarter operating profits of $226 million principally as a result of lower price realizations in wood products and lower forestland sales. Earnings from forestland and real estate sales were $130 million in second quarter 2006 versus $148 million in the prior quarter.

Net corporate expenses totaled $174 million for the quarter, down slightly from $176 million in the first quarter.

EFFECTIVE TAX RATE

The effective tax rate from continuing operations and before special items for the second quarter of 2006 was 34 percent, compared with a tax rate of 30 percent in the first quarter and 31 percent in the second quarter of 2005. The 2006 first-quarter rate included $5 million of credits related to state tax audit settlements and non-U.S. tax credits.

EFFECTS OF SPECIAL ITEMS

Special items in the second quarter of 2006 consisted of a pre-tax charge of $54 million ($33 million after taxes) for restructuring and other charges, including a pre-tax charge of $50 million ($30 million after taxes) for severance and other charges associated with the company’s transformation plan and a $4 million charge ($3 million after taxes) for a legal settlement; and a pre-tax charge of $75 million ($51 million after taxes) for net gains (losses) on sales and impairments of businesses held for sale, including a pre-tax credit of $62 million ($39 million after taxes) for gains on sales of U.S. forestlands included in the transformation plan, a pre-tax charge of $85 million ($53 million after taxes) to adjust the carrying value of the assets of the company’s Coated and Supercalendered Papers business to their estimated fair value based on the terms of the definitive sales agreement signed in the second quarter, and a pre-tax charge of $52 million ($37 million after taxes) to write down the carrying value of certain assets in Brazil to their estimated fair value. The net after-tax effect of these special items was an expense of $0.17 per share.

Special items in the first quarter of 2006 consisted of a pre-tax charge of $46 million ($28 million after taxes) for restructuring and other charges, including a pre-tax charge of $18 million ($11 million after taxes) charge for adjustments to legal reserves; a pre-tax credit of $19 million ($12 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation; a $1.3 billion pre-tax charge ($1.3 billion after taxes) for net losses on sales and impairments of businesses held for sale, principally relating to the write-down of the assets of the Coated and Supercalendered Papers business to their estimated fair values; and a charge of $6 million related to tax adjustments. The net after-tax effect of these special items was an expense of $2.62 per share.

Special items in the second quarter of 2005 included a pretax charge of $31 million ($19 million after taxes) for organizational restructuring charges, a pretax credit of $35 million ($21 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation, and a $19 million pretax credit ($12 million after taxes) for net adjustments of losses on businesses previously sold, including a $25 million credit from the collection of a note receivable from the 2001 sale of the Flexible Packaging business. In addition, Interest expense, net, included pretax interest income of $11 million ($7 million after taxes) collected on this note. Additionally, an $82 million increase in the income tax provision was recorded principally for deferred taxes related to earnings repatriated during the quarter under the American Jobs Creation Act of 2004. The net after-tax effect of all of these special items was an expense of $0.12 per share.

EARNINGS WEBCAST

The company will hold a webcast to review earnings at 10 a.m. Eastern Daylight Time / 9 a.m. Central Daylight Time today. All interested parties are invited to listen to the webcast live via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the Presentations page. A replay of the webcast will also be available on the Web site beginning at noon today. Parties who wish to participate in the webcast via teleconference may dial (706) 679-8242 or, within the U.S. only, (877) 316-2541 and ask to be connected to the International Paper 2Q 2006 Earnings Call. The conference ID number is 2739408. Participants should call in no later than 9:45 a.m. EDT/8:45 CDT. An audio-only replay will be available for four weeks following the call. To access the replay, dial (706) 645-9291 or, within the U.S. only, (800) 642-1687, and when prompted for the conference ID, enter “2739408.”

Headquartered in the United States, International Paper has been a leader in the forest products industry for more than 100 years. The company is currently transforming its operations to focus on its global uncoated papers and packaging businesses, which operate and serve customers in the U.S., Europe, South America and Asia. These businesses are complemented by an extensive North American merchant distribution system. International Paper is committed to environmental, economic and social sustainability, and has a long-standing policy of using no wood from endangered forests. To learn more, visit www.internationalpaper.com.

This release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) industry conditions, including changes in the cost or availability of raw materials and energy, changes in transportation costs, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (ii) market and economic factors, including changes in international conditions, specifically in Brazil, Russia, Poland, China and South Korea, changes in currency exchange rates, changes in credit ratings issued by nationally recognized statistical rating organizations, pension and healthcare costs and natural disasters, such as hurricanes; (iii) the Company’s transformation plan, including the ability to accomplish the transformation plan, the impact of the plan on the Company’s relationship with its employees, the ability to realize anticipated profit improvement from the plan and the ability to successfully negotiate satisfactory sale terms for assets that are contemplated for sale but are not currently under contract; (iv) the execution of sale transactions currently under contract and the realization of anticipated sales proceeds there under, including, the ability to successfully consummate the transactions without a purchase price adjustment, the successful fulfillment (or waiver) of all conditions set forth in the sale agreements, the successful closing of the transactions within the estimated timeframes and the ability to monetize the non-cash portion of the sale proceeds; and (v) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and the uncertainty of the costs and other effects of pending litigation. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

###

Contacts:

Media: Amy Sawyer, 901-419-4312; Investors: Brian McDonald, 901-419-4957 or Brian Turcotte, 203-541-8632

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Operations

Preliminary and Unaudited

(In millions, except per share amounts)

	Three Months Ended June 30,				Three Months Ended March 31, 2006		Six Months Ended June 30,
	2006		2005				2006		2005
Net Sales	$6,270		$5,860		$6,063		$12,333		$11,817

Costs and Expenses
Cost of products sold	4,666		4,359		4,575		9,241		8,774
Selling and administrative expenses	476		462		490		966		956
Depreciation, amortization and cost of timber harvested	305	(a)	333		339		644	(a)	673
Distribution expenses	305		259		312		617		518
Taxes other than payroll and income taxes	59		55		56		115		116
Restructuring and other charges	54	(b)	31	(e)	46	(k)	100	(n)	55	(q)
Insurance Recoveries	—		(35)	(f)	(19)		(19)		(35)	(f)
Net losses (gains) on sales and impairments of businesses held for sale	75	(c)	(19)	(g)	1,283	(l)	1,358	(o)	60	(r)
Reversal of reserves no longer required, net	—		—		—		—		—
Interest expense, net	148		155	(h)	148		296		323	(h)

Earnings (Loss) From Continuing Operations Before Income Taxes and Minority Interest	182	(b,c)	260	(e-h)	(1,167	) (k,l)	(985	) (n,o)	377	(f,h,q,r)
Income tax provision	61		166	(i)	8		69		174	(i)
Minority interest expense, net of taxes	5		3		4		9		5

Earnings (Loss) From Continuing Operations	116	(b,c)	91	(e-i)	(1,179	) (k,l)	(1,063	) (n,o)	198	(f,h,i,q,r)
Discontinued Operations, net of taxes and minority interest	(1)	(d)	(14)	(j)	(58	) (m)	(59	) (p)	(44)	(j)

Net Earnings (Loss)	$115	(b-d)	$77	(e-j)	$(1,237	) (k-m)	$(1,122	) (n-p)	$154	(f,h,i,j,q,r)

Basic Earnings Per Common Share
Earnings (loss) from continuing operations	$0.24	(b,c)	$0.19	(e-i)	$(2.42	) (k,l)	$(2.19	) (n,o)	$0.41	(f,h,i,q,r)
Discontinued operations	—		(0.03)	(j)	(0.12	) (m)	(0.12	) (p)	(0.09)	(j)

Net earnings (loss)	$0.24	(b-d)	$0.16	(e-j)	$(2.54	) (k-m)	$(2.31	) (n-p)	$0.32	(f,h,i,j,q,r)

Diluted Earnings Per Common Share
Earnings (loss) from continuing operations	$0.24	(b,c)	$0.19	(e-i)	$(2.42	) (k,l)	$(2.19	) (n,o)	$0.41	(f,h,i,q,r)
Discontinued operations	—		(0.03)	(j)	(0.12	) (k)	(0.12	) (o)	(0.09)	(j)

Net earnings (loss)	$0.24	(b-d)	$0.16	(e-j)	$(2.54	) (k-m)	$(2.31	) (n-p)	$0.32	(f,h,i,j,q,r)

Average Shares of Common Stock Outstanding - Diluted	487.2		487.4		486.3		486.6		488.0

Cash Dividends Per Common Share	$0.25		$0.25		$0.25		$0.50		$0.50

(a)	Includes a $31 million pre-tax reduction reflecting the elimination of depreciation expense for the coated papers business that is held for sale.

(b)	Includes a pre-tax charge of $50 million ($30 million after taxes) for severance and other charges associated with the Company's Transformation Plan and a $4 million charge ($3 million after taxes) for a legal settlement.

(c)	Includes a pre-tax credit of $62 million ($39 million after taxes) for gains on sales of U.S. forestlands included in the Transformation Plan, a pre-tax charge of $85 million ($53 million after taxes) to adjust the carrying value of the assets of the Company's Coated and Supercalendered Papers business to their estimated fair value based on the terms of the definitive sales agreement signed in the second quarter, and a pre-tax charge of $52 million ($37 million after taxes) to write down the carrying value of certain assets in Brazil to their estimated fair value.

(d)	Includes a pre-tax charge of $16 million ($10 million after taxes) to reduce the carrying value of the net assets of the Kraft Papers business to their estimated fair value, and a pre-tax credit of $14 million ($9 million after taxes) for the second quarter net income of this business.
(e)	Includes a pre-tax charge of $31 million charge ($19 million after taxes) for organizational restructuring charges.

(f)	Includes a pre-tax $35 million credit ($21 million after taxes) for insurance recoveries related to hardboard siding and roofing litigation.

(g)	Includes a pre-tax $19 million credit ($12 million after taxes) for net adjustments of losses on businesses previously sold.

(h)	Includes interest income of $11 million before taxes ($7 million after taxes) from the collection of a note receivable from the 2001 sale of the Flexible Packaging Business.

(i)	Includes an $82 million increase in the income tax provision, principally for deferred taxes related to earnings repatriated during the quarter under the American Jobs Creation Act of 2004.

(j)	Includes net income from the Kraft Papers business, and the Carter Holt Harvey Limited business prior to its sale in the third quarter of 2005.

(k)	Includes a pre-tax charge of $20 million ($12 million after taxes) for organizational restructuring charges associated with the company's Transformation Plan, an $8 million charge before taxes ($5 million after taxes) for losses on early debt extinguishment, and an $18 million charge before taxes ($11 million after taxes) for legal reserves.

(l)	Includes a pre-tax and after-tax charge of $1.3 billion to reduce the carrying value of the net assets of the Coated and Supercalendered Papers business to their estimated fair value.

(m)	Includes a pre-tax charge of $101 million ($62 million after taxes) to reduce the carrying value of the net assets of the Kraft Papers business to their estimated fair value, and a pre-tax credit of $6 million ($4 million after taxes) for the first-quarter net income of this business.

(n)	Includes a pre-tax charge of $70 million ($42 million after taxes) for organizational charges associated with the Company's Transformation Plan, a pre-tax charge of $8 million ($5 million after taxes) for losses on early debt extinguishment, and a pre-tax charge of $22 million ($14 million after taxes) for legal reserves.

(o)	Includes a pre-tax charge of $1.4 billion ($1.3 billion after taxes) to reduce the carrying value of the net assets of the Coated and Supercalendered Papers business to their estimated fair value, a pre-tax credit of $62 million ($39 million after taxes) for gains on sales of U.S. forestlands included in the Transformation Plan, and a pre-tax charge of $52 million ($37 million after taxes) to write down the carrying value of certain assets in Brazil to their estimated fair value.

(p)	Includes a pre-tax charge of $117 million ($72 million after taxes) to reduce the carrying value of the net assets of the Kraft Papers business to its estimated fair value, and a pre-tax credit of $20 million ($13 million after taxes) for net income of this business.

(q)	Includes a pre-tax charge of $31 million ($19 million after taxes) for organizational charges, and a pre-tax charge of $24 million ($15 million after taxes) for losses on early debt extinguishment.

(r)	Includes a pre-tax charge of $60 million ($40 million after taxes) for estimated losses of businesses held for sale.

6

INTERNATIONAL PAPER COMPANY

Reconciliation of Earnings Before Special Items to Net Earnings (Loss)

Preliminary and Unaudited

(In millions except for per share amounts)

	Three Months Ended June 30,		Three Months Ended March 31, 2006	Six Months Ended June 30,

	2006	2005		2006	2005
Earnings Before Special Items	$200	$152	$95	$295	$326
Restructuring and other charges	(33)	(19)	(28)	(61)	(34)
Insurance Recoveries	—	21	12	12	21
Net gains (losses) on sales and impairments of businesses held for sale	(51)	12	(1,252)	(1,303)	(40)
Interest Income	—	7	—	—	7
Income tax adjustments	—	(82)	(6)	(6)	(82)

Earnings (Loss) Per Common Share from Continuing Operations	116	91	(1,179)	(1,063)	198
Discontinued Operations	(1)	(14)	(58)	(59)	(44)

Net Earnings (Loss) as Reported	$115	$77	$(1,237)	$(1,122)	$154

	Three Months Ended June 30,		Three Months Ended March 31, 2006	Six Months Ended June 30,

	2006	2005		2006	2005
Diluted Earnings per Common Share
Earnings Per Share Before Special Items	$0.41	$0.31	$0.20	$0.60	$0.67
Restructuring and other charges	(0.07)	(0.04)	(0.06)	(0.13)	(0.07)
Insurance Recoveries	—	0.04	0.02	0.02	0.04
Net gains (losses) on sales and impairments of businesses held for sale	(0.10)	0.03	(2.57)	(2.67)	(0.08)
Interest Income	—	0.01	—	—	0.01
Income tax adjustments	—	(0.16)	(0.01)	(0.01)	(0.16)

Earnings (Loss) Per Common Share from Continuing Operations	0.24	0.19	(2.42)	(2.19)	0.41
Discontinued Operations	—	(0.03)	(0.12)	(0.12)	(0.09)

Diluted Earnings (Loss) per Common Share	$0.24	$0.16	$(2.54)	$(2.31)	$0.32

Notes:

(1)	The company calculates Earnings Before Special Items by excluding the after-tax effect of the adoption of new accounting standards and items considered by management to be unusual from the net earning (loss) reported under U.S. generally accepted principles ("GAAP"). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information along with net earninings (loss) provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) is the most directly comparable GAAP measure.

(2)	Diluted earnings per common share reflect the inclusion of contingently convertible securities in the computation.

(3)	Since the basic and diluted earnings per share are computed independently for each period, six-month per share amounts may not equal the sum of the respective quarters.

INTERNATIONAL PAPER COMPANY

Sales and Earnings by Industry Segment

Preliminary and Unaudited

(In Millions)

Sales by Industry Segment

	Three Months Ended June 30,				Three Months Ended March 31,		Six Months Ended June 30,
	2006		2005		2006		2006		2005
Printing Papers	$1,915		$1,775		$1,895		$3,810		$3,650
Industrial Packaging	1,240		1,165		1,170		2,410		2,380
Consumer Packaging	795		790		775		1,570		1,530
Distribution	1,690		1,570		1,650		3,340		3,100
Forest Products	595	(5)	605	(5)	630	(5)	1,225	(5)	1,215	(5)
Other Businesses (3)	235		230		230		465		505
Corporate and Inter-segment Sales	(200)		(275)		(287)		(487)		(563)

Net Sales	$6,270		$5,860		$6,063		$12,333		$11,817

Operating Profit by Industry Segment

	Three Months Ended June 30,				Three Months Ended March 31, 2006	Six Months Ended June 30,
	2006		2005			2006		2005
Printing Papers	$254	(1,6)	$139	(8)	$128	$382	(1,6)	$313
Industrial Packaging	100		84		38	138		186	(8)
Consumer Packaging	41	(6)	53		35	76	(6)	85
Distribution	36		18		27	63		36
Forest Products	184	(7)	191	(7,8)	226 (7)	410	(7)	398	(7,8)
Other Businesses (3)	16		7		10	26		17

Operating Profit	631		492		464	1,095		1,035
Interest expense, net	(148)		(155	)(9)	(148)	(296)		(323	)(9)
Minority interest (4)	2		2		3	5		1
Corporate items, net	(174)		(133)		(176)	(350)		(287)
Restructuring and other charges	(54)		—		(46)	(100)		(24)
Insurance recoveries	—		35		19	19		35
Net gains (losses) on sales of impairments of businesses held for sale	(75)		19		(1,283)	(1,358)		(60)

Earnings (loss) from continuing operations before income taxes and minority interest	$182		$260		$(1,167)	$(985)		$377

(1)	Includes a $31 million pre-tax benefit ($19 million after taxes), reflecting the elimination of 2006 second-quarter depreciation expense for the coated papers business that is held for sale.

(2)	Prior-year industry information has been restated to conform to the 2006 management reporting structure and to reflect the classification of the Kraft Paper business as a discontinued operation.

(3)	Includes Arizona Chemical, European Distribution and certain smaller businesses.

(4)	Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax minority interest for these subsidiaries is added here to present consolidated earnings before income taxes and minority interest.

(5)	Includes $205 million, $200 million, $235 million, $440 million, and $440 million for Forest Resources, and $390 million, $405 million, $395 million, $785 million, and $775 million for Wood Products, in the second quarter of 2006, second quarter of 2005, first quarter of 2006, first six months of 2006, and first six months of 2005, respectively.

(6)	Includes a 2006 second-quarter special charge of $8 million before taxes in the Consumer Packaging segment for asset write-offs, and a credit of $8 million before taxes in the Printing Papers segment for a tax settlement in Brazil.

(7)	Includes $160 million, $129 million, $190 million, $350 million, and $287 million for Forest Resources, and $24 million, $62 million, $36 million, $60 million, and $111 million for Wood Products, in the second quarter of 2006, second quarter of 2005, first quarter of 2006, first six months of 2006, and first six months of 2005, respectively.

(8)	Includes 2005 second-quarter special charges of $17 million before taxes in the Printing Papers segment for severance and other charges related to the indefinite shutdown of three U.S. paper machines, and $10 million before taxes for Forest Resources and $4 million before taxes for Wood Products for 2005 second-quarter costs associated with relocating the Forest Resources and Wood Products headquarters to Memphis, Tenn., from Savannah, Ga.

(9)	Includes interest income of $11 million before taxes from the collection of a note receivable from the 2001 sale of the Flexible Packaging business.

INTERNATIONAL PAPER COMPANY

Sales Volume by Product (1) (2)

Preliminary and Unaudited

International Paper Consolidated

	Three Months Ended June 30,		Three Months Ended March 31, 2006	Six Months Ended June 30,
	2006	2005		2006	2005
Printing Papers (In thousands of short tons)
Brazil Uncoated Papers	114	107	118	232	219
Europe & Russia Uncoated Papers	340	358	379	719	717
U.S. Uncoated Papers	996	915	1,029	2,025	1,946

Uncoated Papers	1,450	1,380	1,526	2,976	2,882
Coated Papers	588	580	595	1,183	1,155
Market Pulp (3)	289	307	285	574	603
Packaging (In thousands of short tons)
Container of the Americas	930	906	901	1,831	1,796
European Container (Boxes)	325	273	321	646	532
Other Industrial and Consumer Packaging	120	134	119	239	261

Industrial and Consumer Packaging	1,375	1,313	1,341	2,716	2,589
Containerboard	438	438	496	934	909
Bleached Packaging Board	393	351	376	769	722
Coated Bristols	102	107	108	210	210
Kraft	74	60	60	134	122
Wood Products (In millions)
Panels (sq. ft. 3/8” - basis)	413	367	402	815	768
Lumber (board feet)	666	663	628	1,294	1,276

(1)	Sales volumes include third party and inter-segment sales.

(2)	Sales volumes for divested businesses are included through the date of sale, except for discontinued operations.

(3)	Includes internal sales to mills.

INTERNATIONAL PAPER COMPANY

Consolidated Balance Sheet

Preliminary and Unaudited

(In Millions)

	June 30, 2006	December 31, 2005
Assets
Current Assets
Cash and Temporary Investments	$274	$1,641
Accounts and Notes Receivable, Net	2,987	2,796
Inventories	2,334	2,310
Assets of Business Held for Sale	1,661	3,002
Deferred income tax assets	307	279
Other	158	113

Total Current Assets	7,721	10,141

Plants, Properties and Equipment, Net	10,248	10,297
Forestlands	484	2,190
Forestlands Held for Sale	1,666	—
Investments	618	625
Goodwill	3,862	3,838
Deferred Charges and Other Assets	1,555	1,680

Total Assets	$26,154	$28,771

Liabilities and Common Shareholders’ Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$1,774	$1,181
Liabilities of Business Held for Sale	216	195
Accounts Payable and Accrued Liabilities	3,595	3,483

Total Current Liabilities	5,585	4,859

Long-Term Debt	9,038	11,023
Deferred Income Taxes	377	726
Other Liabilities	3,853	3,601
Minority Interest	200	211
Common Shareholders’ Equity
Invested Capital	5,298	5,179
Retained Earnings	1,803	3,172

Total Common Shareholders’ Equity	7,101	8,351

Total Liabilities and Common Shareholders’ Equity	$26,154	$28,771